PRESS RELEASE                                              Source: Modavox, Inc.

GOLDWATER TALKS COWS, SEX AND POLITICS, LIVE AND ON-DEMAND WITH VOICEAMERICA DIVA HOST CINDY RAKOWITZ (WWW.VOICEAMERICA.COM

Phoenix, AZ, August 25th/PR Newswire-First Call/ -- VoiceAmericaT talk show host, Cindy Rakowitz, and The Honorable Barry M. Goldwater, Jr. engaged in a candid conversation about "Politics, Leadership and Sex", live at the network's studios this morning, marking the return of Rakowitz's show - Stars of PR With Cindy R.

According to Rakowitz, "Goldwater's wit, experience and candor rival the best of personalities, mixing his daily travails of life with humor, along with a blend of knowledge which is informative, educational and relevant."

PASSIONATE ABOUT HIS JEWISH HERITAGE

Goldwater expressed tremendous pride in his Jewish heritage. His great-grandfather, Mike Goldwater, immigrated to the United States in the 1850's, landing in San Francisco. He made the transformation from a "Polish Peddler" to beginning a mercantile business that expanded into a tremendously successful clothing empire. "My great-grandfather was never a quitter", stated Goldwater. "He went broke more than once, but always came back with a new idea and the willingness to take risks".

TERRORISM

When asked about the Gaza Strip, Goldwater stated, "We have to think pragmatically about how to control terrorism that is affecting world peace. The key to peace in the Middle East is to resolve the differences between Palestine and Israel."

PRIVACY ACT

As Goldwater reflected upon his 14 years in Washington, he said, "My favorite initiative while serving Congress was authoring and implementing the Privacy Act of 1974 into law". He worked with Ed Koch (former Mayor of New York City) on the Commission that looked into privacy issues affecting the private and corporate sectors. "It really angers me today that everyone's private and personal information is for sale. Names, social security numbers, addresses, and even credit cards, seem to be available to any marketer, and that just shouldn't be".

ILLEGAL IMMIGRATION

With an interesting take on illegal immigration, he dramatically declares - "We are able to track every cow and calf that comes from Canada, but we can't keep track of 11 million illegals in our country. We need to get tough with the Mexican Government. It is their broken economy that drives Mexicans to the U.S."

LEADERSHIP IN GOVERNMENT AND THE COMMUNITY

Action oriented and unique, Goldwater's political philosophy champions the individual's role in making the world a better place. He states, "If people would take responsibility for their own actions and be more involved in their communities rather than criticizing the American Government, we wouldn't have to face problems like unemployment, homelessness, rising health costs and welfare."
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SEX, SEX, SEX

The show skews to a lighter note when Goldwater playfully turns the microphone on his host. He asks, "I understand you worked at Playboy for a number of years. what can you give me on that?" (Rakowitz was Hef's Chief Promotions Officer at Playboy Enterprises). Cindy, throwing the focus right back to her guest, replies with the question, "how's your sex life?" "It's FANTASTIC" he enthuses. "I'm healthier than I have been in years, and that has allowed me the ability to truly enjoy sex again.take a number!"

In closing, Barry, in his typical comedic fashion, ended with a joke - "What is the politically correct term for lesbians? Vagitarians (of course!!!)". He shared with the network's listeners that he would be attending a comedy course this fall. Rakowitz noted, "Barry is one of the most entertaining, funny guys that she has ever met - watch out Jerry Seinfeld!"

SurfNet Media Group ( www.surfnetmedia.com ) (OTCBB:SFNM), founded in 1999, is an on-demand media company-- the leading producer and distributor of online, talk radio content, streaming over 100 programs weekly to targeted audiences on its VoiceAmericaT Network ( www.voiceamerica.com ). SurfNet is pioneering a next generation distribution model based on its patented Metaphor(R) iportal, creating innovative "community centers" that transform virtually any website into a broadcast portal for syndicating online content.